EXHIBIT 10.6

AMENDMENT TO THE KIRBY CORPORATION

DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES

THIS AMENDMENT is made by Kirby Corporation (the "Company"),

W I T N E S S ET H:

WHEREAS, the Company maintains the nonqualified deferred compensation plan entitled "Kirby Corporation Deferred Compensation Plan for Key Employees" (the "Plan");

WHEREAS, the Company retained the right in Section Eleven of the Plan to amend the Plan at any time; and

WHEREAS, the Company desires to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.
Effective January 1, 2022, the second sentence of Section Six (b) of the Plan is hereby amended and restated in its entirety to read as follows:

For all purposes hereof, the Profit Sharing Quarterly Rate for the Quarter of reference shall mean the rate of earnings (or losses), expressed as a percentage rounded to two decimal places, achieved by the Kirby Pension Plan for the Quarter of reference, as reasonably determined by the Administrator in its sole discretion.

2.
Effective April 1, 2022, the definition of " Valuation Date" set forth in Section One of the Plan is hereby amended and restated in its entirety to read as follows:

"Valuation Date" shall mean the last day of each Quarter, any other day or days selected by the Committee on which the Plan (or any portion thereof) is to be valued.

3.
Effective April 1, 2022, Section Six (b) of the Plan is hereby amended and restated in its entirety to read as follows:

(b) Earnings Credits to Accounts. Each Participant’s Account shall be credited, as of each Valuation Date, with earnings (or losses) equal to the amount which is deemed to be earned on his Account established to enable the Sponsor to determine its obligations to the Participant under the Plan. Each Valuation Date the Committee or its delegate will determine the amount of earnings (or losses) to be allocated to a Participant's Account and will credit (or debit) that amount to the Participant's Account. For the purpose of determining the earnings (or losses) to be credited (or debited) to the Participant's Account, the Committee shall assume that the Participant's Account is invested in investment units or shares of the investment options made available by the Committee in the proportions selected by the Participant in accordance with procedures established by the Committee. The amount accrued by the Committee under this Section Six(b) as additional deferred compensation shall be a part of the Sponsor's obligation to the Participant under the Plan and payment of such amount shall be a general obligation of the Sponsor. The determination of earnings based on the income and appreciation of the Participant's Account shall in no way affect the ability of the general creditors of the Sponsor to reach the assets of the Sponsor or any rabbi trust in the event of the insolvency or bankruptcy of the Sponsor or place the Participants in a secured position ahead of the general creditors of the Sponsor. Although a Participant's investment selections made in accordance with the terms of the Plan and such procedures as may be established by the Committee shall be relevant for purposes of determining the Sponsor's obligation to the Participant under the Plan, there is no requirement that any assets of the Sponsor (including those held in any rabbi trust) shall be invested in accordance with the Participant' s investment selections.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this

[9th] day of [February], 2022.

KIRBY CORPORATION

By:	/s/ Kim B. Clarke
Title:	2-9-22, Vice President
Chief Human Resources
Officer